                                                                      Exhibit 12

                        NEW YORK COMMUNITY BANCORP, INC.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

RATIO OF EARNINGS TO FIXED CHARGES:

                                                Three Months
                                                   Ended
                                                  March 31,                   Year Ended December 31,
                                                    2002         2001        2000       1999       1998       1997
                                                ------------   ---------   --------   --------   --------   --------
                                                                       (Dollars in thousands)
Earnings:
   Pre-tax income...........................      $ 67,695     $ 175,246   $ 44,902   $ 52,436   $ 45,123   $ 37,619

   Fixed charges:
      Interest expense:
         Deposits...........................        28,971       141,803     52,449     43,937     44,465     44,585
         Borrowings.........................        29,097        75,685     49,302     30,283     21,290     10,751
      Rental expense interest (1/3
         of total expense):
         Building...........................         1,654         5,744      1,072        485        446        399
         Equipment..........................           146           532        207        210        225        247
                                                  --------     ---------   --------   --------   --------   --------
            Total rental expense............         1,800         6,276      1,279        695        671        646
                                                  --------     ---------   --------   --------   --------   --------
            (1/3 of total rental expense)...           600         2,092        426        232        224        215


   Total fixed charges......................        58,668       219,580    102,177     74,452     65,979     55,551
   Total earnings...........................       126,363       394,826    147,079    126,888    111,102     93,170

   Ratio including deposit expense..........          2.15          1.80       1.44       1.70       1.68       1.68

   Total earnings...........................       126,363       394,826    147,079    126,888    111,102     93,170
   Less deposit expense.....................       (28,971)     (141,803)   (52,449)   (43,937)   (44,465)   (44,585)
                                                  --------     ---------   --------   --------   --------   --------
   Adjusted total earnings..................        97,392       253,023     94,630     82,951     66,637     48,585
   Total fixed charges......................        58,668       219,580    102,177     74,452     65,979     55,551
   Less deposit expense.....................       (28,971)     (141,803)   (52,449)   (43,937)   (44,465)   (44,585)
                                                  --------     ---------   --------   --------   --------   --------
   Adjusted fixed charges...................      $ 29,697     $  77,777   $ 49,728   $ 30,515   $ 21,514   $ 10,966
                                                  ========     =========   ========   ========   ========   ========

   Ratio excluding deposit expense..........          3.28          3.25       1.90       2.72       3.10       4.43